U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 10/A

                               AMENDMENT NO. 1
                                      TO
                 GENERAL FORM FOR REGISTRATION OF SECURITIES

   PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934


                              2THEMART.COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)



              OKLAHOMA                             33-0544320
  (State or Other Jurisdiction of               (I.R.S. Employer
    Incorporation or Organization)            Identification Number)


       18301 VON KARMAN AVENUE
              7TH FLOOR
          IRVINE, CALIFORNIA                          92612
(Address of Principal Executive Offices)           (Zip Code)


                              (949) 477-1200
             (Registrant's Telephone Number, Including Area Code)


      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:



    TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
    TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED

          (N/A)                                            (N/A)


      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                       Common Stock, par value $0.0001
                               (Title of Class)

                              TABLE OF CONTENTS


                                                               Page

Item 1          Business      . . . . . . . . . . . . . . .      1

Item 2          Financial Information     . . . . . . . . .      8

Item 3          Properties                . . . . . . . . .     11

Item 4          Security Ownership of Certain Beneficial
                Owners and Management . . . . . . . . . . .     12

Item 5          Directors and Executive Officers  . . . . .     13

Item 6          Executive Compensation  . . . . . . . . . .     14


Item 7          Certain Relationships and Related
                Transactions  . . . . . . . . . . . . . . .     17

Item 8          Legal Proceedings   . . . . . . . . . . . .     17

Item 9          Market Price of and Dividends on the
                Registrant's Common Equity and Related
                Stockholder Matters . . . . . . . . . . . .     18

Item 10         Recent Sales of Unregistered Securities . .     19

Item 11         Description of Registrant's Securities
                to be Registered  . . . . . . . . . . . . .     21

Item 12         Indemnification of Directors and Officers .     22

Item 13         Financial Statements and Supplementary
                Data  . . . . . . . . . . . . . . . . . . .     22

Item 14         Changes in and Disagreements With
                Accountants on Accounting and Financial
                Disclosure  . . . . . . . . . . . . . . . .     22

Item 15         Financial Statements and Exhibits . . . . .     23

ITEM  1  -  BUSINESS

     This Registration Statement on Form 10 includes forward-looking statements within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on management's current beliefs and assumptions about the Registrant and the industry in which the Registrant competes in, and on information currently available to management. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the Registrant set forth under the headings "Financial Information-Management's Discussion," "Plan of Operations," and "Business." Forward-looking statements also include statements in which words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "consider" or similar expressions are used. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. The Registrant's future results and shareholder values may differ materially from those expressed or implied in these forward-looking statements. Readers are cautioned not to put undue reliance on any forward-looking statements.

GENERAL  DEVELOPMENT  OF  BUSINESS

History  of  the  Company

     2TheMart.com, Inc. ("2TheMart" or the "Company") is a development stage, Internet-based electronic commerce ("e-commerce") company. The Company has contracted with International Business Machines, Inc. ("IBM") to develop and launch a business-to-consumer and consumer-to-consumer trading community on the Internet. The Company has developed an e-commerce site in which buyers and sellers can be brought together to buy and sell a variety of goods such as antiques, coins, collectibles, computers, memorabilia, stamps, toys and more in an auction format. The 2TheMart service enables sellers to list items for sale, buyers to bid on those items and it allows 2TheMart users to browse through all items in a fully automated, topically arranged online service that is available 24 hours a day, seven days a week. The Company launched its Web site on November 18, 1999.

     There can be no assurances that the Company's Web site will operate on a 24 hours a day, seven days a week basis. The Company's computer systems and operations are vulnerable to, among other things, damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. These systems are also potentially subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Any damage to, or failure of the Company's systems could result in interruptions in the Company's service. In addition, if the Company experiences demand for its services beyond the capacity of its systems, the Company's Web site may become unstable and may cease to operate for periods of time. Many of the Company's competitors have experienced periodic unscheduled downtime. Continued unscheduled downtime could harm the Company's business, discourage users of the Company's Web site and reduce future revenues, if any.

     The Company was originally incorporated under the laws of the State of Oklahoma on December 2, 1992 as S.K.B. Design, Inc. Between 1992 to 1996, the Company was inactive. On October 1, 1996, the Company acquired certain technology and assets with the intention of developing a cd-rom based multimedia yearbook product. On December 22, 1997, the Company changed its name from S.K.B Design, Inc. to CD-Rom Yearbook Company, Inc. ("CD-Rom") to reflect its new business plan. Due to certain technical and market difficulties, the business of  CD-Rom  did  not  develop  as  expected.  As  a  result,  CD-Rom  ceased its operations in the fall of 1998 and began a search for new business opportunities. Effective January 8, 1999, CD-Rom acquired all of the outstanding Common Stock of 2TheMart.com, Inc., a Nevada corporation ("2TheMart-Nevada"), in a business combination described as a "reverse merger." For accounting purposes, the merger has been treated as the merger of CD-Rom into 2TheMart-Nevada. Immediately prior to the merger, CD-Rom had 2,291,850 shares of Common Stock outstanding. As part of the Reorganization and Stock Purchase Agreement, CD-Rom issued an additional 17,800,000 shares of the Common Stock of CD-Rom to the shareholders of 2TheMart-Nevada in exchange for 17,800,000 shares of the Common Stock of 2TheMart-Nevada. In addition, options to purchase up to 2.5 million shares of the Company's Common Stock at an exercise price of $3.00, immediately exercisable, were issued to the previously controlling shareholder of CD-Rom (the "CD-Rom Options"), and 1.2 million of the previously issued CD-Rom shares (the "Escrow Shares") were placed in escrow to be distributed to the 2TheMart-Nevada shareholders upon the occurrence of certain events. (1)

-----------------
(1) The Escrow Shares are to be released to the 2TheMart-Nevada shareholders upon the occurrence of either of the following events: 1) the exercise of any of the CD-Rom Options; or 2) The effectiveness of any Registration Statement filed with the SEC with respect to any of the shares underlying the CD-Rom Options. In the event that neither of the CD-Rom Options have been exercised, and the Company has failed to file and have declared effective a Registration Statement covering the shares underlying the CD-Rom options by June 22, 2000, all Escrow-Shares would be returned to the controlling shareholder of CD-Rom. As of November 18, 1999, the Escrow Shares were released to the 2TheMart-Nevada shareholders.
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
     Simultaneously with the merger, CD-Rom changed its name to "2TheMart.com, Inc.," an Oklahoma corporation, and adopted the business plan of 2TheMart-Nevada. All officers and directors of CD-Rom resigned their positions, and the management of 2TheMart-Nevada was appointed as new management to the Company. The Company's Common Stock traded on the NASD Over-the-Counter Bulletin Board ("OTCBB") under the symbol "TMRT." As of October 8, 1999, the Company's Common Stock is traded on the National Quotation Bureau's "Pink Sheets" under the symbol TMRT. Once the Securities and Exchange Commission has reviewed this Registration Statement on Form 10 and has stated that it has no further comments and the Form 10 has been declared effective, the Company's Common Stock will once again become eligible for listing on the OTCBB and the Company will seek to be reinstated on the OTCBB or other appropriate exchange.

Plan of Operations for the Twelve Months Ending June 30, 2000.

     The Company's business plan for the twelve months ending June 30, 2000, is to begin operations as an Internet-based e-commerce company. The Company has completed the design, coding, testing and implementation of its Web site. The Company launched its Web site on November 18, 1999. The site is designed to facilitate transactions between businesses and consumers and between consumers and consumers. The Company will charge a fee to its users for posting items on the site and a commission-based fee upon the sale of items on the site.

     In implementing the Company's business plan, the Company has contracted with IBM to acquire hardware and software for its Web site operations and corporate infrastructure and the development of its Web site in the amount of approximately $11.0 million of which $7.9 million is for the hardware and software and $3.1 million is for Web site development. As of November 19, 1999, the Company has paid in full its obligation of $7.9 million for its hardware and software and $1.3 million for its Web site. On November 18, 1999, the Company entered into a payment agreement (the "Payment Agreement") with IBM whereby the Company will pay the remaining amounts due for its Web site in 12 monthly payments beginning January 31, 2000. The Company expects to fulfill its obligation under the Payment Agreement from the recent sales of the Company's Common Stock, its cash flow from operations and anticipated sales of Common Stock. (See Item 2 - Financial Information - Management's Discussion and Results of Operations - Liquidity).

    The Company is also required to pay for the space that it has secured with Exodus Communications ("Exodus") at Exodus' Sterling, Virginia data center at the time the hardware placed at that facility was connected to the Internet. The Company's minimum expected monthly obligation to Exodus pursuant to its contract at the time the Company's hardware is connected to the Internet is approximately $78,000 which may increase depending on the Company's bandwidth usage. Additionally, on June 16, 1999, the Company contracted with USWeb/CKS for the development and implementation of its marketing programs and strategies. Under the terms of its agreement with USWeb/CKS, the Company is obligated to pay $86,000 per month. The USWeb/CKS contract is cancelable upon giving one prior month notice. The Company has also contracted with Ciber, Inc., formerly known as The Summit Group, for the integration of the Company's back-end accounting and billing software which is expected to cost the Company approximately $400,000 of which the Company has paid approximately $290,000 as of November 18, 1999. Additionally, the Company has contracted with Lawson Associates ("Lawson") to license the use of Lawson's accounting software system. Under the terms of the agreement with Lawson, the Company paid Lawson approximately $127,000 and has the option of either paying a one time flat fee to Lawson on March 10, 2000 in the amount of $573,070 or a fee based on a percentage of the Company's revenue.

     The Company expects to pay the above commitments with the proceeds from the recent sales of the Company's Common Stock, its cash flow from operations and anticipated sales of Common Stock (See Item 2 - Financial Information
-  Management's  Discussion  and  Results  of  Operations  -  Liquidity).

     The Company anticipates that its personnel requirements (which is currently supplemented with outside consultants) will increase substantially from its current level of 45 employees. The Company expects to increase its full-time staffing to approximately 75 to 100 people by December 31, 1999. The Company anticipates that this increased staffing will be used for customer support, administration, accounting, marketing, and technology. It is also anticipated that this increased staffing will substantially increase corporate expenditures from their current levels.

     The  Company  expects  to  pay  the   anticipated   increase  in  corporate
expenditures and other operating expenses through the recent sales of the Company's Common Stock, its cash flow from operations and anticipated sales of Common Stock.

     A slower than expected rate of acceptance of the Company's Web site, when available to the public, or lower than expected revenues generated from the Company's Web site, would materially adversely affect the Company's liquidity. The Company may need additional capital sooner than anticipated. The Company has no commitments for additional financing, and there can be no assurances that any such additional financing would be available in a timely manner or, if available, would be on terms acceptable to the Company. Furthermore, any additional equity financing could be dilutive to our then-existing shareholders and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

     Additionally, on September 13, 1999 and October 11, 1999, two putative class action lawsuits were filed in the United States District Court, Central District of California, Southern Division, against the Company and its principal officers, Steven W. Rebeil and Dominic J. Magliarditi. The complaints allege, on behalf of a class of individuals who purchased shares of the Company's Common Stock between January 19, 1999 and August 26, 1999, that the Company and its defendant officers engaged in a plan to defraud the market and purchasers of the Company's Common Stock in violation of section 10(b) of Exchange Act, SEC Rule 10b-5 and Section 20(a) of the Exchange Act (as against Mr. Rebeil and Mr. Magliarditi) by failing to disclose material facts or making material misstatements of fact regarding the status of the Company's Web site. The complaints seek compensatory damages for themselves and for the class. The Company is informed and believes that there may be additional purported class action lawsuits filed against the Company based on facts and claims similar or identical to those stated above and the Company anticipates that all such lawsuits based on similar claims and facts would be consolidated.

     The Company and its defendant officers and directors believe that the lawsuit are without merit and that they have meritorious defenses to the above actions. The Company has tendered the litigation to its insurers and plans on vigorously defending the litigation. The Company believes that it has adequate insurance coverage to meet any potential losses, subject to a $250,000 deductible. However, failure to successfully defend the litigation or other similar actions which result in an award greater than the Company's insurance coverage, could have a material adverse effect on the Company's results of operations, liquidity and financial condition. See Item 8 - Legal Proceedings.

FINANCIAL  INFORMATION  ABOUT  INDUSTRY  SEGMENTS

     The Company only operates in one industry segment and has received no operating revenues to date.

NARRATIVE  DESCRIPTION  OF  BUSINESS

Business  Summary

     2TheMart is a development stage, Internet-based e-commerce company. The Company has contracted with IBM to develop and launch a business-to-consumer and consumer-to-consumer trading community on the Internet. The Company has developed an e-commerce site in which buyers and sellers can be brought together to buy and sell a variety of goods such as antiques, coins, collectibles, computers, memorabilia, stamps, toys and more in an auction format. The 2TheMart service enables sellers to list items for sale, buyers to bid on those items and allow 2TheMart users to browse through all items in a fully automated, topically arranged online service that is available 24 hours a day, seven days a week. The Company launched its Web site on November 18, 1999.

E-Commerce

     The Internet provides the opportunity for merchants to expand their current market place to a global market place without the capital requirements typically required in expanding a "brick and mortar" business. The Internet also offers the opportunity for even the smallest vendor (i.e., an individual with a single product) to create a market for the sale of his or her product well beyond the traditional geographical limits of a traditional storefront. An Internet-based, auction-style e-commerce site can facilitate buyers and sellers in completing a commerce transaction. Through such a site, buyers can access a significantly broader selection of goods to purchase and sellers have the opportunity to sell their goods efficiently to a broader base of buyers. As a result, a significant market opportunity exists for an Internet-based, e-commerce auction-type site.

     Visitors to the 2TheMart site are able to browse among its items for sale which are organized across numerous product categories and are facilitated by easy navigation and searching. Browsers and buyers can also search auction listings using a variety of means such as by category, keyword, seller name, recently-commenced auctions or auctions about to end. Upon registering as a 2TheMart user, a seller is able to immediately list an item for sale, identify a minimum price for opening bids and specify how long the auction will last. Sellers pay a nominal placement fee for an item based on the seller's minimum price for the item (preliminary estimates of the minimum price for the placement fee is expected to range from $0.25 to $2.00 per item).  Sellers  are able  to  highlight  their  auctions  through  a variety of
premium  services  made  available  to  them.   At  the  end  of  the  auction
period, if a bid exceeds the seller's minimum price, 2TheMart automatically notifies the buyer and seller via email and then the buyer and seller consummate the transaction independently of 2TheMart. At the time of notification of a successful auction, 2TheMart will charge the seller a success fee that is expected to range from 1.25% to 5%, based on the closing price of the item. Buyers are not charged for making bids or purchases through 2TheMart. At no point during the process does 2TheMart take possession of either the item being sold or the buyer's payment for the item; instead, 2TheMart will only act as the facilitator of the transaction. Following completion of a transaction, each user will be able to rate his or her experience with the seller through the use of "User Ratings."

     2TheMart's objective is to be an online facilitator of transactions in the business-to-consumer and consumer-to-consumer marketplace. Key elements of the Company's strategy after the launch of its site include: (i) developing the 2TheMart community and the 2TheMart brand to attract members to the 2TheMart community; (ii) developing 2TheMart's site by expanding product categories, promoting new product categories and expanding internationally; (iii) enhancing 2TheMart's site features and functionality through the introduction of new features for both sellers and buyers, new auction formats and category-specific content; and (iv) introducing pre- and post-transaction services, such as shipping and third-party escrow services.

Systems

     2TheMart utilizes internally developed systems integrated by Ciber, Inc. and Lawson for its service and transaction processing, including billing and collections processing. 2TheMart will continually enhance and improve these systems in order to accommodate the anticipated level of use of 2TheMart's proposed Web site. Furthermore, in the future, 2TheMart may add additional features and functionality to its services that could result in the need to develop or license additional technologies. However, there can be no assurances that the Company will be able to develop or license such additional technologies.

Governmental Regulation

     2TheMart is not currently subject to direct federal, state or local regulation, and laws or regulations applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally.

International Operations

     A component of 2TheMart's strategy is to expand internationally. In preparation for future expansion into the international market, 2TheMart has reserved 1,000 square feet of space at Exodus' London facility. This space has been reserved at no cost and the Company is only obligated to pay Exodus a fee once the Company has installed its computer servers to the Internet.

     In the future, should the Company expand internationally, such expansion will require management attention and resources. In addition, if the Company does expand internationally, the Company will not have had any experience in localizing its service to conform to local cultures, standards and policies The Company may also have to compete with local companies who understand the local market better than it does. The Company may not be successful in

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
expanding into international markets or in generating revenues from foreign operations. The Company may also be subject to risks of doing business internationally, including the following:

     - regulatory requirements that may limit or prevent the offering of the Company's services in local jurisdictions;
     -  legal uncertainty regarding liability for the listings of the Company's
        users, including  less  Internet  friendly  basic    law  and  unique
        local  laws;
     - government-imposed limitations on the public's access to the Internet;
     -  difficulties  in  staffing  and  managing  foreign  operations;
     -  cultural  nonacceptance  of  online  auctions;
     -  political  instability;
     -  potentially  adverse  tax  consequences;  and
     - administrative burdens in collecting local taxes, including value-added taxes.

Transaction  Services

     In order to offer a complete experience to buyers and sellers, 2TheMart offers a variety of pre- and post-transaction services to enhance the
user  experience.   2TheMart  has  pre-transaction  services,   such   as
services to facilitate scanning and uploading of photographs of listed items and post-transaction services, such as third-party escrow services and arrangements with shippers to help sellers ship their products more easily. 2TheMart may pursue strategic relationships with third parties to provide many of these transaction related services. 2TheMart will also provide tools to enable buyers and sellers to monitor and manage their auctions.

User  Rating

     Every registered 2TheMart user is able to establish a User Rating based upon that user's prior transactions completed on the site. This information is recorded by other users who have transacted with that particular user in a ratings profile that includes a rating for the person and comments from other 2TheMart users who have interacted with that person over the past seven days, the past month, the past six months and beyond. The Company designed its Web site so that 2TheMart users will be able to review a person's ratings profile to check on the person's reputation within the 2TheMart community before deciding to bid on an item listed by that person or determining how to complete the payment for and delivery of the item. 2TheMart believes its User Ratings will be extremely useful in overcoming initial user hesitancy when trading over the Internet as it is expected to reduce the anonymity and uncertainty of dealing with an unknown trading partner. In addition, by focusing on the business-to-consumer market space, 2TheMart believes that it will minimize the possibility of a fraudulent transaction occurring between a buyer and seller as many sellers on 2TheMart are established companies.

What  Can  Be  Purchased  or  Sold  on  2TheMart

     2TheMart organized the products on its site under category headings to reflect the major types of items listed and to be listed. The major product categories are organized under the following headings:

Antiques                            Health & Fitness
Apparel & Sportwear                 Lawn & Garden
Automotive                          Home & Kitchen
Movies & Music                      Home Improvements
Coins and Stamps                    Jewelry
Collectibles                        Food & Beverages
Computers                           Sporting Goods
Cosmetics / Perfumes                Sports Memorabilia
Electronics & Cameras               Toys & Games
Furniture

     Each category has numerous subcategories. As the 2TheMart site expands and additional items are listed, 2TheMart plans to organize products under additional categories to respond to the needs of the 2TheMart community. 2TheMart makes no assurances that product listings will be available in each and every category.

Customer  Support

2TheMart is devoting significant resources to provide timely customer service and support to all users of its site. 2TheMart offers customer support through its  Customer  Care  Center  on  a  24  hour a day, seven day a week basis. Most customer support inquiries will be handled via email, with customer email inquiries answered within 24 hours after submission, or via live chat with 2TheMart customer service representatives. 2TheMart offers an online tutorial for new 2TheMart users and maintains live customer support bulletin boards, where users post questions that are answered by 2TheMart customer support personnel or other 2TheMart users. 2TheMart has entered into a strategic relationship with a third party customer support organization to enable 2TheMart to scale its customer support capabilities without diminishing the effectiveness of its customer service.

Competition

     The market for conducting e-commerce through an auction type format over the Internet is new, rapidly evolving and intensely competitive, and 2TheMart expects competition to intensify further in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. 2TheMart competes with a number of other companies. The Company's direct competitors include various online auction services, such as eBay, Inc., Amazon.com, Auction Universe, Yahoo Auctions, FairMarket Auctions (an on-line auction network search service), and Excite (a wholly-owned subsidiary of At Home Corporation; and a number of other small services, including those that serve specialty markets. 2TheMart will also compete with business-to-consumer online auction services such as Onsale, uBid, First Auction, and Surplus Auction (a wholly-owned subsidiary of Egghead, Inc.). 2TheMart potentially faces competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online business-to-consumer and consumer-to-consumer interaction. Certain of these potential competitors, including America Online, Inc. and Microsoft Corporation, currently offer a variety of business-to-consumer services. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and traditional auction companies may also seek to compete in the online auction market. Most of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, results of operations and financial condition.

     2TheMart believes that the principal competitive factors in its targeted marketplace will be brand recognition, reliability of the Company's Web site, the site's ease of use, and the number of visitors to the site.

Current  Number  of  Employees

     At  November  18,  1999,  the  Company  had  45  full  time  employees.

Status  of  the  Company's  Web  Site

     In December 1998, the Company had entered into an agreement to acquire a fully functional and operational Internet auction Web site known as 2jauction.com, which acquisition was completed in January 1999. However, upon further analysis of the reliability and scalability of the 2jauction software, the Company determined that in order to compete effectively in the auction marketplace, a more robust and scalable software was deemed necessary.
Thereafter, the Company retained the services of third parties to assist in building the new robust and scalable auction software. The Company's Web site developers have completed the design, coding, testing and implementation of its Web site. The Company launched its Web site on November 18, 1999.

     By December 31, 1999, the Company expects to employ approximately 75 to 100 people in customer support, administration, accounting, marketing and technology positions in support of Web site operations.

ITEM 2 - FINANCIAL  INFORMATION

SELECTED  FINANCIAL  DATA

     As previously discussed, the Company was originally incorporated under the laws of the State of Oklahoma on December 2, 1992 as S.K.B. Design, Inc. Between 1992 to 1996, the Company was inactive. On October 1, 1996, the Company acquired certain technology and assets with the intention of developing a cd-rom based multimedia yearbook product. On December 22, 1997, the Company changed its name to CD-Rom Yearbook Company, Inc. ("CD-Rom") to reflect its new business plan. Due to certain technical and market difficulties, the business of CD-Rom did not develop as expected. As a result, the Company ceased its operations in the fall of 1998 and began a search for new business opportunities. Effective January 8, 1999, CD-Rom acquired all of the outstanding Common Stock of 2TheMart-Nevada, in a business combination described as a "reverse merger." Selected financial data has been included for the period December 22, 1998 (inception) to June 30, 1999.

The following table contains selected financial data of the Company and is qualified by the more detailed financial statements and the notes thereto provided in this Registration Statement. The financial data as of and for the period December 22, 1998 (inception) to June 30, 1999, have been derived from the Company's financial statements, which statements were audited by Grant Thornton LLP.

                              Period from
                            December 22, 1998
                              (Inception)
      Selected                    To
  Financial Data            June 30, 1999
-----------------           -------------
Operating Revenue                      $0

Net Loss                     ($1,913,303)

Net loss per basic                ($0.08)
and diluted share

Total assets                   $5,287,435

Long-Term                              $0
Obligations

Stockholders'                  $4,692,132
equity

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     After CD-Rom's merger with 2TheMart-Nevada, as previously discussed, the Company discontinued its prior business plan and implemented in its place, the Company's current business plan to develop and launch an e-commerce Internet auction type Web site to facilitate transactions between businesses and consumers and between consumers and consumers. Therefore, this discussion and analysis will focus on the Company's current business plan and operations.

     During the period from December 22, 1998 (inception) through June 30, 1999, the Company had no revenues from its operations because it was in the development stages of its e-commerce Internet auction Web site. However, the Company earned approximately $87,000 on short-term investments from cash raised in January 1999. The Company incurred general and administrative expenses of approximately $2.0 million consisting primarily of compensation, rent, and professional fees.

Liquidity

     Net cash used in operating activities was $(569,160) which was due primarily to the net loss of $(1,913,303) offset by compensation expense for stock options, issuance of common stock for services and an increase in accounts payable totaling $545,750, $264,178 and $595,303, respectively.

     Cash used in investing activities was $(3.1) million which was due to the purchase of property and equipment and a deposit on equipment totaling $(1.1) million and $(2.0) million, respectively.

     Cash provided by financing activities was $5.8 million which was due to the sale of Common Stock.

     In the first two quarters of 1999, the Company raised approximately $5.8 million through the sale of a portion of its Common Stock to accredited investors. In addition, on July 12, 1999, the Company initiated a private placement of 1,000,000 shares of its Common Stock at a price of $10.00 per share. The Company sold 53,000 shares of its restricted Common Stock pursuant to the July 12, 1999 Private Offering, resulting in net proceeds of $530,000 to the Company. On September 9, 1999 the Company elected to terminate the July 12, 1999 Private Offering and initiated a private placement of 2,000,000 shares of its Common Stock at a price of $5.00 per share (the "September 9, 1999 Private Offering"). Investors of the Company's July 12, 1999 Private Offering were issued additional shares of Common Stock to reduce their purchase price from $10.00 per share to $5.00 per share.

     On August 18, 1999, the Company entered into a short term note in the amount of $500,000 with an unaffliated accredited shareholder of the Company. Under the terms of the note, the Company is obligated to pay interest in the amount of 12% per annum. Interest and principal is due on or before October 18, 1999. The loan was converted into 100,000 shares of the restricted Common Stock of the Company on October 18, 1999.

     On September 10, 1999, the Company entered into a short-term note in the amount of $2,000,000 with the Chief Executive Officer of the Company. Under the terms of the note, the Company is obligated to pay interest in the amount of 12% per annum. Interest and principal is due on or before October 31, 1999 (the "Note"). The Note is secured by 2,000,000 shares of the Common Stock of the Company.

     On October 8, 1999, the Chief Executive Officer agreed to forgive and cancel the Note without receiving any consideration or shares of the Company's Common Stock.

     On September 10, 1999, the Company entered into a short-term note in the amount of $250,000 with an officer of the Company. Under the terms of the note, the Company is obligated to pay interest in the amount of 12% per annum. Interest and principal is due on or before October 10, 1999. The note is secured by 250,000 shares of Common Stock of the Company. On October 8, 1999, the officer agreed to extend the due date of the note to November 19, 1999, at which time, the note was paid from the November 18, 1999 sale of "restricted" Common Stock as described below.

     On October 1, 1999, the Company initiated a private placement of 7,000,000 shares of its Common Stock at a price of $1.50 per share. No shares of the Company's Common Stock were sold under this private placement until October 28, 1999. As of November 18, 1999, the Company has sold 2,488,332 shares of its restricted Common Stock to 35 accredited investors, resulting in net proceeds of $3,732,498.

     On October 8, 1999, the Company sold 300,000 shares of the "restricted" Common Stock of the Company to an unaffliated accredited shareholder of the Company at a price of $3.33 per share resulting in net proceeds to the Company of approximately $999,000.

     On October 25, 1999, the Company sold an additional 1,000,000 shares of the "restricted" Common Stock of the Company to an unaffiliated accredited shareholder of the Company at a price of $1.00 per share resulting in proceeds to the Company of approximately $1.0 million.

     On November 18, 1999, the Company sold 2,000,000 shares of the "restricted" Common Stock of the Company to an accredited shareholder of the Company at a price of $1.50 per share resulting in proceeds to the Company of approximately $3,000,000. This shareholder is now considered an "affiliate" of the Company under the rules of the Securities and Exchange Commission. See Item 4 B Security Ownership of Certain Beneficial Owners and Management.

     On November 18, 1999, the Company entered into a Payment Agreement for the satisfaction of the remaining amounts owed for the Company's Web site as well as additional services being provided by IBM relating to the Web site whereby the Company will pay to IBM approximately $1.8 million plus interest at a rate of 13.5% per annum compounded monthly beginning November 1, 1999, to be paid in twelve equal monthly payments of principal and interest totaling $162,552, with the first payment due on January 31, 2000.

     The Company believes that with its recent fund raising efforts as described above, the Company has sufficient funds to fulfill its material commitments as described below in Capital Expenditures.

     The Company further believes that its existing capital resources together with cash flow from operations and ongoing fund raising efforts will be sufficient to meet its operating expenses and capital requirements until June
30, 2000. However, the Company's long-term capital requirements will depend upon many factors, including, but not limited to, the rate of market acceptance of the Company's Web site, the Company's ability to develop, maintain and expand its Web user base, the level of resources required to expand the Company's marketing and sales organization, information systems and development activities and other factors, some of which are beyond the control of the Company.

     A slower than expected rate of acceptance of the Company's Web site or lower than expected revenues generated from the Company's Web site, would materially adversely affect the Company's liquidity. The Company may need additional capital sooner than anticipated. The Company has no commitments for additional financing and there can be no assurances that any such additional financing would be available in a timely manner or, if available, would be on terms acceptable to the Company. Furthermore, any additional equity financing could be dilutive to our then-existing shareholders and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

Capital  Expenditures

     The Company has contracted with IBM to acquire hardware and software for its Web site operations and corporate infrastructure and the development of its Web site in the amount of approximately $11.0 million of which $7.9 million is for hardware and software and $3.1 million is for Web site development. As of November 19, 1999 the Company has paid its full obligation of $7.9 million for its hardware and software and $1.3 million for its Web site. On November 18, 1999, the Company entered into the Payment Agreement with IBM whereby the Company will pay the remaining amounts owed for its Web site in 12 monthly payments beginning January 31, 2000. The Company expects to fulfill the Payment Agreement from recent sales of the Company's Common Stock, its cash flow from operations and anticipated sales of Common Stock.

     The Company is also required to pay for the space that it has secured with Exodus at its Sterling, Virginia data center at the time the hardware placed at that facility was connected to the Internet. The Company's minimum expected monthly obligation to Exodus pursuant to its contract at the time the Company's hardware is connected to the Internet is approximately $78,000 which may increase depending on the Company's bandwidth usage. Additionally, on June 16, 1999, the Company contracted with USWeb/CKS for the development and implementation of its marketing programs and strategies. Under the terms of its agreement with USWeb/CKS, the Company is obligated to pay $86,000 per month. The USWeb/CKS contract is cancelable upon giving one month notice. The Company has also contracted with Ciber, formerly known as The Summit Group, for the integration of the Company's back-end accounting and billing software which is expected to cost the Company approximately $400,000 of which the Company has paid approximately $290,000 as of November 18, 1999. Additionally, the Company has contracted with Lawson Associates to license the use of Lawson's accounting software system. Under the terms of the agreement with Lawson, the Company paid Lawson approximately $127,000 and has the option of either paying a one time flat fee to Lawson on March 10, 2000 in the amount of $573,070 or a fee based on a percentage of the Company's revenue.

     The Company expects to pay the above commitments, the anticipated increase in corporate payroll expenditures and other operating expenses with the proceeds from the recent sales of the Company's Common Stock, its cash flow from operations and anticipated sales of Common Stock.

     A slower than expected rate of acceptance of the Company's Web site or lower than expected revenues generated from the Company's Web site, would materially adversely affect the Company's liquidity. The Company may need additional capital sooner than anticipated. The Company has no commitments for additional financing, and there can be no assurances that any such additional financing would be available in a timely manner or, if available, would be on terms acceptable to the Company. Furthermore, any additional equity financing could be dilutive to our then-existing shareholders and any debt financing could involve restrictive covenants with respect to future capital raising activities and other financial and operational matters.

Results  of  Operations

     The Company has not realized any operating revenue to date. Additionally, the Company does not expect to report any operating revenues until after the launch of its Web site. Since the Company has no historical operating revenues to gauge future operating revenues upon, it is uncertain as to what level of revenues, if any, the Company may achieve from its Web operations.

     As a result of the development stage nature of the Company's prior operations, the Company is not reporting any impact on its operations from inflation or changing prices.

Effects  of  Legal  Proceedings

     On   September   13,   1999   and   October 11,  1999,  two  putative
class action lawsuits were filed in the United States District Court, Central District of California, Southern Division, against the Company and its principal officers, Mr. Rebeil and Mr. Magliarditi. The complaints allege, on behalf of a class of individuals who purchased shares of the Company between January 19, 1999 and August 26, 1999, that the Company and its defendant officers engaged in a plan to defraud the market and purchasers of the Company's Common Stock in violation of section 10(b) of the Exchange Act, SEC Rule 10b-5 and Section 20(a) of the Exchange Act (as against Mr. Rebeil and Mr. Magliarditi) by failing to disclose material facts or making material misstatements of fact regarding the status of the Company's Web site. The complaints seek compensatory damages for themselves and for the class. The Company is informed and believes that there may be additional purported class action lawsuits filed against the Company based on facts and claims similar or identical to those stated above and the Company anticipates that all such lawsuits based on similar claims and facts would be consolidated.

     The Company and its defendant officers and directors believe that the lawsuit are without merit and that they have meritorious defenses to the above actions. The Company has tendered the litigation to its insurers and plans on vigorously defending the litigation. The Company believes that it has adequate insurance coverage to meet any potential losses, subject to a $250,000 deductible. However, failure to successfully defend the litigation or other similar actions which result in an award greater than the Company's insurance coverage, could have a material adverse effect on the Company's results of operations, liquidity and financial condition. See Item 8 - Legal Proceedings.

YEAR  2000  DISCLOSURE

     The Company has completed a review of its computer systems to identify all software applications and hardware that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. The Company is dependent on third-party computer systems and applications, particularly with respect to such critical tasks as the operation of its Web site. The Company also relies on its own computer systems. As a result of its review, the Company has discovered no problems with its computer systems relating to the Y2K issue. Although the Company believes that its computer systems are Y2K compliant, the Company is continuing to monitor its computer systems in a continual effort to insure that its systems are Y2K compliant. Additionally, the Company has obtained written assurances from its major suppliers and the developers of its Web site indicating that they have completed a review of their respective computer systems and that such systems are Y2K compliant. Costs associated with the Company's review were not material to its results of operations.

While the Company believes that its procedures have been designed to be successful, because of the complexity of the Y2K issue and the interdependence of organizations using computer systems, there can be no assurances that the Company's efforts, or those of third parties with whom the Company interacts, have fully resolved all possible Y2K issues. Failure to satisfactorily address the Y2K issue could have a material adverse effect on the Company. The most likely worst case Y2K scenario which management has identified to date is that, due to unanticipated Y2K compliance problems, the Company's Web site may not function at all or not function as expected, and that the Company may be unable to bill its customers, in full or in part, for services used. Should this occur, it would result in a material loss of some or all gross revenue to the Company for an indeterminable amount of time, which could cause the Company to cease operations. The Company has not yet developed a contingency plan to address this worse case Y2K scenario, and does not intend to develop such a plan in the future.

QUANTITATIVE  AND  QUALITATIVE  DISCLOSURES  ABOUT  MARKET  RISK.

     The Company is not exposed to material risk based on interest rate fluctuation, exchange rate fluctuation, or commodity price fluctuation.

ITEM 3  -  PROPERTIES

     Effective February 3, 1999, the Company began leasing 20,341 square feet of administrative office space in Irvine, California. This facility serves as the Company's headquarters, primary place of business, and will house its Irvine back-up data center. The current monthly rental rate is $35,597. The lease expires in June 2001.

     On April 29, 1999, the Company entered into an agreement with Exodus to secure space for the housing of its main Web site server operations in Sterling, Virginia. Pursuant to its agreement with Exodus, the Company is required to pay Exodus a minimum monthly fee of approximately $78,000 (which may increase depending on the Company's Internet bandwidth usage.

ITEM  4  -  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND MANAGEMENT

     The following table sets forth, as of November 18, 1999, certain information with respect to the number of shares of Common Stock of the Company beneficially owned by (i) each officer and director of the Company; (ii) each person known to beneficially own more than 5% of the Company' s Common Stock; and (iii) all directors and executive officers as a group. The Company has no other class of stock outstanding.

                                                               Percent of
Name and Address of                              Number of    all shares of
Beneficial Owners and Management                   Shares     Common Stock
-----------------------------------------------  ---------   --------------
Steven W. Rebeil(1)
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612                         8,400,000        30.94%

Dominic J. Magliarditi(2)
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612                         5,600,000        20.63%

Thomas N. Benjamin(3)
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612                           250,000          < 1%

Robert Allende(4)
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612                            24,445          < 1%

William M. Wagner(5)
18301 Von Karman Avenue, 7th Floor
Irvine, California 92612                            13,000          < 1%

Raymond Park Family(6)
6200 Cleveland Drive
Cleveland Ohio, 44135                            4,540,000        16.72%

All directors and officers as a
group (5 total)                                 14,286,945        52.62%

______________________
(1) Denotes shares beneficially owned by Mr. Rebeil but held of record by PZ Holdings, Limited. Mr. Rebeil is the general partner of PZ Holdings, Limited.
(2) Denotes shares beneficially owned by Mr. Magliarditi but held of record by DFM Holdings, Ltd. Mr. Magliarditi is a general partner of DFM Holdings, Ltd. On November 18, 1999 and in connection with the additional capital raised by the Company through its recent stock sales, Mr. Magliarditi agreed to contribute 2.9 million shares of Common Stock back to the Company.
(3) Includes vested options to acquire 150,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. Does not include an aggregate of 150,000 options to acquire shares of the Company's Common Stock at an exercise price of $3.00 per share vesting over a period of two years beginning September 1, 2000 in accordance with Mr. Benjamin's employment offer letter.
(4) Includes vested options to acquire 24,445 shares of the Company's Common Stock at exercise prices ranging from $2.375 to $5.00 per share. Does not include an aggregate of 85,555 options to acquire shares of the Company's Common Stock at exercise prices ranging from $2.375 to $5.00 per share vesting over a period of three years beginning on March 1, 2000 in accordance with Mr. Allende's employment offer letter.
(5) Includes options to acquire 12,500 shares of the Company's Common Stock at exercise prices ranging from $2.375 to $8.00 per share which vest within 60 days of the date of this registration statement. Does not include an aggregate of 87,500 options to acquire shares of the Company's Common Stock at exercise prices ranging from $2.375 to $8.00 per share vesting over a period of three years beginning on June 14, 2000 in accordance with Mr. Wagner's employment offer letter.
(6) Denotes shares beneficially owned by the Raymond Park family but held of record by Net Investments, Inc., an Ohio corporation.

     The Company believes that the beneficial owners of securities listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

ITEM  5  -  DIRECTORS  AND  EXECUTIVE  OFFICERS

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms and until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

     The directors and executive officers of the Company as of November 18, 1999 are as follows:

Name                                 Age                  Position(s)
----                                 ---                  ----------
Steven W. Rebeil                     37             Chairman of the Board and
                                                     Chief Executive Officer

Dominic J. Magliarditi               35            President, Chief Operating
                                                    Officer, Secretary, Chief
                                                 Financial Officer, and Director

Thomas N. Benjamin                   35            Vice President of Strategic
                                                       Planning & Analysis

Robert Allende                       33              Chief Technology Officer

William M. Wagner                    33           Vice President of Finance and
                                                       Corporate Controller


STEVEN W. REBEIL has served as the Chief Executive Officer, Chairman of the Board and a Director of the Company since January 1999. Since 1992, Mr. Rebeil has been the principal shareholder and Chairman of the Board of Directors of Gem Development Company, a real estate development company. From 1994-1997, Mr. Rebeil, was a principal and officer of Gem Gaming, Inc., which designed and developed hotel projects. From 1989 to 1996, Mr. Rebeil was a principal and officer of Gem Homes, Inc., a Las Vegas, Nevada developer of residential real estate properties. Between 1982 to 1989, Mr. Rebeil founded and managed R&R
Landscaping, Inc., a Las Vegas area landscape maintenance and construction company.

     DOMINIC J. MAGLIARDITI has served as the President, Chief Operating Officer, Secretary, Chief Financial Officer, and a Director of the Company since January 1999. From February 1994 to December 1998, Mr. Magliarditi has been the Vice President, Secretary, General Counsel, and director of Gem Development Company, a real estate development company. Mr. Rebeil was a principal shareholder and director of Gem Development Company. Between March 1994 and October 1996, Mr. Magliarditi, was a principal shareholder and officer of Gem Gaming, Inc., which designed and developed hotel projects. During the same time period, Mr. Magliarditi was the General Counsel and director of Gem Homes, Inc., a Las Vegas, Nevada developer of residential properties. From 1988 to 1994, Mr. Magliarditi practiced law in New York, New York and Las Vegas, Nevada, where he practiced primarily in the corporate and real estate areas.

     THOMAS N. BENJAMIN has served as the Company's Vice President of Strategic Planning and Analysis since August 1999 and prior to that, the Company's Vice
President of Business Development from January 1999 to July 1999. From July 1995 to December 1998 Mr. Benjamin worked as a consultant for a variety of companies advising clients on issues ranging from technological intellectual property to real estate development. Between January 1994 and April 1995, Mr. Benjamin worked for SpecTron Communications Corporation as its Vice President of Operations which developed credit card activated wireless phones. From February 1990 to December 1993 Mr. Benjamin worked for The Clifford Companies, a real estate management and restructuring company, where he last held the position of Vice President and Regional Manager.

     ROBERT ALLENDE has served as the Company's Chief Technology Officer of the Company since March 1999. Prior to joining the Company, Mr. Allende was with Cabletron Systems, Inc., for the years 1992 to 1998. At Cabletron, Mr. Allende held the position of Regional Systems Engineering Manager.

     WILLIAM M. WAGNER has served as the Company's Vice President of Finance and Corporate Controller since June 1999. From 1997 until June 1999, Mr. Wagner was Director, Financial Reporting for Irvine Apartment Communities (NYSE: IAC) where he was responsible for all aspects of accounting and Securities and Exchange Commission reporting as well as being involved in numerous financing transactions. From 1990 to 1997, Mr. Wagner was an audit manager with Ernst & Young LLP where he was involved in many initial public offerings and public financings.

     2TheMart  is  presently  seeking  additional  management  and  directors.

ITEM  6  -  EXECUTIVE  COMPENSATION

SUMMARY  COMPENSATION  TABLE

     The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the period December 22, 1998 (inception) to June 30, 1999. Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                          SUMMARY COMPENSATION TABLE

                             Annual Compensation                        Long Term Compensation
                             -------------------                        -----------------------
                                                                     Awards                     Payouts
                                                                     ------                     -------

                                                                  Restricted      Securities
                                                   Other Annual     Stock         Underlying    LTIP     All Other
Name and                          Salary  Bonus    Compensation     Awards         Options     Payouts Compensation
Principal Position     Year        ($)     ($)        ($)            ($)           SARs (#)     ($)        ($)


   Dominic J.           1999      69,231    -0-        -0-            -0-            -0-         -0-         -0-
   Magliarditi         (6/30)
 (President, COO
 Secretary, CFO)

   Steve W. Rebeil      1999      63,462    -0-        -0-            -0-            -0-         -0-         -0-
 (Chairman of the
   Board and CEO)      (6/30)

  Thomas Benjamin       1999      36,923    -0-        -0-           100,000         -0-         -0-         -0-
 (V.P. of Strategic    (6/30)
Planning and Analysis)

   Robert Allende       1999      40,865    -0-        -0-             -0-          75,000       -0-         -0-
(Chief Technology      (6/30)
     Officer)

Mark Rosenberg(1)       1999      23,077   20,000      -0-             -0-         125,000       -0-         -0-
(V.P. of Marketing     (6/30)
   and Sales)


                                                  OPTION/SAR GRANTS IN PERIOD
                                          JANUARY 8, 1999 (INCEPTION) TO JUNE 30, 1999
                                                      (INDIVIDUAL GRANTS)

                       NUMBER OF           PERCENT OF TOTAL
                      SECURITIES       OPTIONS/SAR'S GRANTED TO
                      UNDERLYING     EMPLOYEES IN PERIOD JANUARY
                     OPTIONS/SARS      8, 1999 (INCEPTION) TO        EXERCISE OF BASE                         GRANT DATE
                       GRANTED (#)          JUNE 30, 1999              PRICE ($/SH)       EXPIRATION DATE    PRESENT VALUE
NAME                                                                       ($)


Dominic J. Magliarditi   -0-                     n/a                      n/a                    n/a                 n/a

Steve W. Rebeil          -0-                     n/a                      n/a                    n/a                 n/a

Thomas Benjamin          -0-                     n/a                      n/a                    n/a                 n/a

Robert Allende(1)      75,000                    27%                      5.00            September 1, 2002        642,000

Mark Rosenberg(2)      125,000                   46%                      5.00            September 1, 2003      2,625,000

_________________
(1) Represents vested options to acquire 12,500 shares of the Company's Common Stock at an exercise price of $5.00 per share and 112,500 options to acquire shares of the Company's Common Stock at an exercise price of $5.00 per share vesting over a period of four years beginning on November 7, 1999 in accordance with Mr. Rosenberg's employment offer letter. On September 24, 1999, Mr. Rosenberg resigned his position as the Vice-President of Marketing and Sales. Under the terms of his employment offer letter, all non vested options (112,500) were immediately cancelled. In addition, the 12,500 vested options must be exercised by Mr. Rosenberg within six months of Mr. Rosenberg's termination of employment.

(2) Represents options to acquire 16,667 shares of the Company's Common Stock at an exercise price of $5.00 per share which vest on September 1, 1999 and an aggregate of 58,333 options to acquire shares of the Company's Common Stock at
an exercise price of $5.00  per share  vesting   over a period of  three  years
beginning on March 1, 2000 in accordance with Mr. Allende's employment offer letter.

                                     AGGREGATED OPTION/SAR EXERCISES IN PERIOD
                                     JANUARY 8, 1999 (INCEPTION) TO JUNE 30, 1999
                                      AND OPTION/SAR VALUES AS OF JUNE 30, 1999


                                                                     Number of Unexercised        Value of Unexercised In-
                                                                     Securities Underlying         The-Money Options/SARs
                                Shares Acquired On       Value    Options/SARs At June 30, 1999     At June 30, 1999 ($)
Name                             Exercise (#)         Realized ($)  Exercisable/Unexercisable    Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------------------------
Dominic J. Magliarditi              n/a                   n/a               n/a                              n/a

Steve W. Rebeil                     n/a                   n/a               n/a                              n/a

Thomas Benjamin                     -0-                   -0-               n/a                              n/a

Robert Allende                      -0-                   -0-             0/75,000                        0/647,250

Mark Rosenberg                      -0-                   -0-          12,500/112,500                  107,875/970,875


EMPLOYMENT  AGREEMENTS

     On February 1, 1999, the Company entered into a five-year Employment Agreement with Steven W. Rebeil, the Company's Chief Executive Officer and Chairman of the Board, whereby the Company will pay Mr. Rebeil an annual salary of $150,000. Pursuant to the Agreement, Mr. Rebeil's salary shall increase to $200,000 on July 1, 1999. The Agreement also provides that when the Company's Web site is available for use to the public, the Company shall pay a bonus to Mr. Rebeil in an amount to be determined by the Company's Board of Directors. The Company has also agreed to fund a life insurance policy insuring Mr. Rebeil's life in the principal amount of $1,000,000, and Mr. Rebeil or his designee will be the owner and beneficiary of such policy. The Agreement also requires the Company to provide, at its expense, complete health insurance coverage for Mr. Rebeil and his family and an automobile for business use, reimbursements for auto-related expenses and other equipment, facilities and ancillary services for the performance of Mr. Rebeil's duties. In the event of

Mr. Rebeil's death or disability during the term of this Agreement, the Company is obligated to pay to Mr. Rebeil or his successors and heirs a payment equal to one year of his then base salary if the remaining term of this Agreement is less than one year, or if more than one year remains under this Agreement, Mr. Rebeil's successors and heirs may elect to continue to receive Mr. Rebeil's base salary for the remaining term of this Agreement. Mr. Rebeil will also be entitled to receive a severance payment equal to the greater of (i) the sum equivalent to the balance of salary due to be paid under this Agreement or (ii) 300% of his base salary. If Mr. Rebeil's employment with the Company is terminated within 24 months following a change of control of the Company, in addition to any other compensation or benefits payable pursuant to this Agreement, Mr. Rebeil will be entitled to a payment in cash equal to four times his base salary and immediate vesting of all stock, options and other awards.

     Notwithstanding the above, on October 8, 1999, the Board of Directors determined not to pay a bonus to Mr. Rebeil when the Company's Web site is available for use to the public. Effective November 18, 1999, Mr. Rebeil agreed to terminate the Employment Agreement. However, Mr. Rebeil will continue to serve as the Chairman of the Board and Chief Executive Officer of the Company on an "at-will" basis at the discretion of the Company's Board of Directors at the same level of compensation currently existing.

     On February 1, 1999, the Company entered into a five-year Employment Agreement with Dominic J. Magliarditi, the Company's President, Secretary, Chief Financial Officer, and Treasurer, whereby the Company will pay Mr. Magliarditi an annual salary of $150,000. Pursuant to the Agreement, Mr. Magliarditi's salary shall increase to $200,000 on July 1, 1999. The Agreement also provides that when the Company's Web site is available for use to the public, the Company shall pay a bonus to Mr. Magliarditi in an amount to be determined by the Company's Board of Directors. The Company has also agreed to fund a life insurance policy insuring Mr. Magliarditi's life in the principal amount of $1,000,000, and Mr. Magliarditi or his designee will be the owner and beneficiary of such policy. The Agreement also requires the Company to provide, at its expense, complete health insurance coverage for Mr. Magliarditi and his family and an automobile for business use, reimbursements for auto-related expenses and other equipment, facilities and ancillary services for the performance of Mr. Magliarditi's duties. In the event of Mr. Magliarditi's death or disability during the term of this Agreement, the Company is obligated to pay to Mr. Magliarditi or his successors and heirs a payment equal to one year of his then base salary if the remaining term of this Agreement is less than one year, or if more than one year remains under this Agreement, Mr. Magliarditi's successors and heirs may elect to continue to receive Mr.
Magliarditi's base salary for the remaining term of this Agreement. Mr. Magliarditi will also be entitled to receive a severance payment equal to the greater of (i) the sum equivalent to the balance of salary due to be paid under this Agreement or (ii) 300% of his base salary. If Mr. Magliarditi's employment with the Company is terminated within 24 months following a change of control of the Company, in addition to any other compensation or benefits payable pursuant to this Agreement, Mr. Magliarditi will be entitled to a payment in cash equal to four times his base salary and immediate vesting of all stock, options and other awards.

     Notwithstanding the above, on October 8, 1999, the Board of Directors determined not to pay a bonus to Mr. Magliarditi when the Company's Web site is available for use to the public. Effective November 18, 1999, Mr. Magliarditi agreed to terminate the Employment Agreement. However, Mr. Magliarditi will continue to serve as the President, Chief Operating Officer, Secretary, and Chief Financial Officer of the Company on an "at-will" basis at the discretion of the Company's Board of Directors at the same level of compensation currently existing.

     On March 6, 1999, the Company entered into an Employment Offer Letter with Robert Allende, the Company's Chief Technology Officer, whereby the Company will pay Mr. Allende an annual salary of $125,000. Pursuant to the Agreement, Mr. Allende's salary shall increase to $150,000 on September 1, 1999. On January 1, 2000, the Company is obligated, under the Agreement, to pay Mr. Allende an amount equal to the difference of Mr. Allende's salary (at an annualized rate of $125,000) and what Mr. Allende's salary would have been if his salary was set at an annualized rate of $150,000, for the period between the commencement of Mr. Allende's employment with the Company and September 1, 1999. Pursuant to the Agreement, the Company has also agreed to grant options for up to 50,000 shares of Common Stock of the Company to be granted at the discretion of the Board of Directors of the Company on the first anniversary of Mr. Allende's employment with the Company. Additionally, the Agreement granted Mr. Allende options to purchase up to 75,000 shares of the Company's Common Stock at an exercise price of $5.00 per share, vesting over a period of three years. The Agreement also requires the Company to provide health benefits to Mr. Allende and his family and to allow Mr. Allende the opportunity to participate in the company's retirement, stock option and bonus plans as they may be established.

     On May 7, 1999, the Company entered into an Employment Offer Letter with Mark Rosenberg, the Company's Vice-President of Marketing and Sales, whereby the Company will pay Mr. Rosenberg an annual salary of $200,000. The Agreement also requires the Company to provide health benefits to Mr. Rosenberg and his family and to allow Mr. Rosenberg the opportunity to participate in the Company's retirement, stock option and bonus plans as they may be established. Under the Agreement, in the event of a termination of Mr. Rosenberg's employment with the Company for reasons other than cause, Mr. Rosenberg will also be entitled to receive his base salary for a period of six months after the termination. The Agreement also provides for a bonus of $20,000 to Mr. Rosenberg payable upon the commencement of his employment, and reimbursements for certain relocation expenses. Additionally, the Agreement granted Mr. Rosenberg options to purchase up to 125,000 shares of the Company's Common Stock at an exercise price of $5.00 per share, vesting over a period of four years. On September 24, 1999, Mr. Rosenberg resigned his position as Vice-President of Marketing and Sales. Under the terms of his employment agreement, all non vested options were voided. Additionally, the 12,500 vested options must be exercised within six months of Mr. Rosenberg's termination of employment.

     On September 3, 1999, the Company entered into an Employment Offer Letter with Thomas N. Benjamin, the Company's Vice-President of Strategic Planning & Analysis, whereby the Company will pay Mr. Benjamin an annual salary of $125,000. Pursuant to the agreement, Mr. Benjamin's annual salary will increase to $150,000 on January 1, 2000. The agreement also requires the Company to provide health benefits to Mr. Benjamin and his family and to allow Mr. Benjamin the opportunity to participate in the Company's retirement, stock option and bonus plans as they may be established. Under the agreement, in the event of a termination of Mr. Benjamin's employment with the Company for reasons other than cause, Mr. Benjamin will also be entitled to receive his base salary for a period of twelve months after termination. Pursuant to the agreement, the Company has also agreed to grant options for up to 300,000 shares of Common Stock of the Company at an exercise price of $3.00 with 150,000 options vesting immediately and the remainder over a period of two years.

COMPENSATION  OF  DIRECTORS

     Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.

BOARD  INTERLOCKS  AND  INSIDER  PARTICIPATION

Messrs. Steven W. Rebeil and Dominic J. Magliarditi are each an officer and a director of the Company and each participates in the deliberations of the Company's Board of Directors concerning executive officer compensation.

BOARD  COMPENSATION  REPORT  ON  EXECUTIVE  COMPENSATION

Compensation for the Company's Chief Executive Officer and other executives is determined by the full board of directors which currently consists of Mr. Magliarditi and Mr. Rebeil. As the Company is a development stage company with little or no historical performance information, the Company determined the initial year's compensation for its CEO and executive officers with reference to comparable compensation granted to executive officers of similar companies in the Internet and high technology field.

ITEM  7  -  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

     No relationships or related transactions exist of the type required to be reported under this Item 7.

ITEM  8  -  LEGAL  PROCEEDINGS

     The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, actions involving allegations of discrimination, or breach of contract actions incidental to the operation of its business.

     On September 13, 1999 and October 11, 1999, two putative class action lawsuits were filed in the United States District Court, Central District of California, Southern Division, against the Company and its principal officers, Steven W. Rebeil and Dominic J. Magliarditi entitled Mary Ellen Harrington, On Behalf of Herself and All Others Similarly Situated v.
2TheMart.com, Inc., Steven W. Rebeil, and Dominic J. Magliarditi (No. SACV99-1127 DOC (ANX)) (the "Harrington Action") and Vinh D. Diep, On Behalf of Herself and All Others Similarly Situated v. 2TheMart.com, Inc., Steven W.
Rebeil, and Dominic J. Magliaridit (No. SACV99-1255 DOC (EEX) (the "Diep Action"). The complaints allege, on behalf of a class of individuals who purchased shares of the Company between January 19, 1999 and August 26, 1999, engaged in a plan to defraud the market and purchasers of the Company's Common Stock in violation of section 10(b) of the Exchange Act, SEC Rule 10b-5 and
Section 20(a) of the Exchange Act (as against Mr. Rebeil and Mr. Magliarditi) by failing to disclose material facts or making material misstatements of fact regarding the status of the Company's Web site. The complaints seek compensatory damages for themselves and for the class. The Company is informed and believes that there may be additional purported class action lawsuits filed against the Company based on facts and claims similar or identical to those state above and the Company anticipates that all such lawsuits based on similar claims and facts would be consolidated.

     The Company and its defendant officers and directors believe that the lawsuit are without merit and that they have meritorious defenses to the above actions. The Company has tendered the Harrington and Diep Actions to its insurers and plans on vigorously defending the litigation. The Company believes that it has adequate insurance coverage to meet any potential losses, subject to a $250,000 deductible. However, failure to successfully defend the Harrington or Diep Actions or other similar actions which result in an award greater than the Company's insurance coverage, could have a material adverse effect on the Company's results of operations, liquidity and financial condition.

ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The following table sets forth the high and low bid prices for shares of the Company's Common Stock for the periods noted, as reported by the National Daily Quotation Service and the NASD Non-NASDAQ Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The Company's Common Stock was not listed on the NASDAQ Bulletin Board until December 11, 1997, and did not begin trading until March 1998.

                                                                  BID PRICES
            YEAR  PERIOD                                         HIGH     LOW
            ----  ------                                         ----     ----
            1999  First Quarter . . . . . . . . . . . . . . .   $50.00  $ 1.75

                  Second Quarter  . . . . . . . . . . . . . .   $29.00  $11.75

                  Third Quarter   . . . . . . . . . . . . . .   $20.00  $ 5.94


     Pursuant to NASD Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934 are ineligible for listing on the OTCBB. Pursuant to the Rule, issuers who are not current with such filings are subject to having the quotation of their securities removed from the OTCBB pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999 and thereafter may quote its Common Stock on the National Quotation Bureaus "Pink Sheets" (the "Pink Sheets"). As previously discussed, the Company's trading symbol on January 4, 1999 was CDRH. Therefore, pursuant to the phase-in schedule, the Company is subject to having the quotation of its securities removed from the OTCBB on October 7, 1999, until the Company becomes compliant with the Rule. One month prior to having the quotation of their securities removed from the OTCBB, non complying issuers will have their trading symbol appended with an "E". Consequently, the Company's trading symbol was revised on September 13, 1999 to TMRTE.

     The Company is not currently in compliance with the Rule, and in the past, has not made filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934. The Company has filed this Registration Statement on Form 10 in order to become a "reporting" company and therefore comply with the Rule. Quotation of the Company's securities was removed from the OTCBB on October 8, 1999, and will remain on the Pink Sheets until such time as the Securities and Exchange Commission ("SEC") has reviewed the Company's Form 10 and has stated that it has no further comments and the Form 10 has been declared effective. Once the Company has complied with the Rule, it will once again become eligible for listing on the OTCBB and will seek to be reinstated on the OTCBB or other appropriate exchange.

NUMBER  OF  SHAREHOLDERS

     The number of holders of record of the Common Stock of the Company as of the close of business on September 30, 1999 was 195.

DIVIDEND  POLICY

     To date, the Company has declared no cash dividends on its Common Stock, and does not expect to pay cash dividends in the foreseeable future. The Company intends to retain future earnings, if any, to provide funds for operation of its business.

ITEM  10  -  RECENT  SALES  OF  UNREGISTERED  SECURITIES

     On December 22, 1998, CD-Rom entered into a merger agreement to acquire all of the outstanding Common Stock of 2TheMart-Nevada in a business combination described as a "reverse merger." The merger closed on January 8, 1999. For accounting purposes, the merger has been treated as the merger of CD-Rom into 2TheMart-Nevada. Immediately prior to the acquisition, CD-Rom had 2,291,850 shares of Common Stock outstanding. As part of the reorganization and stock purchase agreement, CD-Rom issued an additional 17,800,000 shares of the Common Stock of CD-Rom to the shareholders of 2TheMart-Nevada (all of which were "accredited" investors) in exchange for all of the shares of 2TheMart-Nevada. In addition, 1.2 million of the previously issued CD-Rom shares were placed in escrow to be distributed to the 2TheMart-Nevada shareholders upon the occurrence of certain events. This issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On January 8, 1999, the Company issued an aggregate of 917,500 shares of its Common Stock to six unrelated and unaffiliated "accredited" investors. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933, resulting in net proceeds to the Company in the amount of approximately $980,000.

     On January 8, 1999, the Company issued an aggregate of 80,000 shares of its Common Stock to the Company's securities counsel in accordance with an agreement negotiated in December 1998. The issuance was a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933, in exchange for legal services provided in relation to the Company's merger with 2TheMart-Nevada valued at $20,000.

     On January 25, 1999, the Company issued 15,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the Company's securities counsel, in consideration for legal services valued at $15,000. The shares were valued at $1.00 per share in accordance to the original pricing of the Company's then ongoing private placement. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On January 25, 1999, the Company issued 40,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an individual, in consideration for certain consultation and software services rendered valued at $40,000. The shares were valued at $1.00 per share in accordance with an agreement negotiated in December 1998. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On January 29, 1999, the Company issued 1,000,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an unrelated "accredited" investor, resulting in net proceeds of approximately $1,000,000 to the Company. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On January 30, 1999, the Company issued 50,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an unrelated "accredited" investor in exchange for $25,000 and consultation services valued at $25,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under
Section  4(2)  of  the  Securities  Act  of  1933.

     On February 2, 1999, the Company issued 100,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to Thomas Benjamin, the Company's Vice-President of Business Development as employee compensation valued at $100,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On February 2, 1999, the Company issued 7,500 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) to an unrelated individual in consideration for certain consultation services rendered valued at $7,500. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On February 2, 1999, the Company issued 5,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) to an employee of the Company as employee compensation valued at $5,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On February 4, 1999, the Company issued 1,555,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an unrelated accredited investor, resulting in net proceeds of approximately $1,555,000 to the Company. The issuance was conducted under an exemption provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933.

     On March 1, 1999, the Company issued 15,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the Company's securities counsel, in consideration for legal services rendered valued at $15,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On April 7, 1999, the Company issued an aggregate of 75,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock in addition to warrants to purchase 125,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock at an exercise price of $5.00 to an unrelated "accredited" individual, in exchange for certain consultation services rendered valued at $75,000. These issuances were conducted under an exemption provided by Section 4(2) of the Securities Act of 1933 as well as Rule 506 and 701 of Regulation D promulgated under the Securities Act of 1933.

     In April, 1999, the Company completed a private placement offering of 1,140,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock. The issuance was offered without general solicitation or advertising under Rule 506 of Regulation D and
Section 4(2) of the Securities Act of 1933 to unrelated "accredited" investors. An aggregate of 840,000 shares were sold at a price of $1.00. After such shares were sold, the Company amended its PPM, increasing the price of the offered shares to $5.00. A total of 300,080 shares were sold at a price of $5.00. The offering resulted in aggregate net proceeds to the Company of approximately $2,340,400.

     In August, 1999, the Company issued an aggregate of 53,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock at a price of $10.00 per share pursuant to a private offering of the Company's Common Stock commencing on July 12, 1999 (the "July 12, 1999 Private Offering") to four "accredited" investors. The sales resulted in aggregate net proceeds to the Company of approximately $530,000. On September 9, 1999, the Company lowered the offering price of its July 12, 1999 Private Offering to $5.00 per share. As a result, 53,000 additional shares of the Company's Common Stock was issued to the original investors in the July 12, 1999 Private Offering to lower their net price to $5.00 per share. The issuances were offered without general solicitation or advertising to unrelated accredited investors under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

     On September 1, 1999, the Company issued 5,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock to the Company's securities counsel in exchange for legal services rendered valued at $25,000.

     On September 14, 1999, the Company issued 2,500 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock to an unrelated consultant of the Company in exchange for certain consultation services rendered valued at $26,250. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     In October and November 1999, the Company issued 2,488,332 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of its Common Stock to "accredited" investors at a price of $1.50 per share resulting in net proceeds of $3,732,498. The issuances were offered without general solicitation or advertising to unrelated accredited investors under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

     On October 8, 1999, the Company issued 300,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of its Common Stock to an "accredited" investor at a price of $3.33 per share resulting in net proceeds of $999,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

     On October 25, 1999, the Company sold an additional 1,000,000 shares of the "restricted" Common Stock of the Company to an unaffiliated accredited shareholder of the Company at a price of $1.00 per share resulting in proceeds to the Company of approximately $1,000,000.

     On November 18, 1999, the Company issued 2,000,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of its Common Stock to an "accredited" investor at a price of $1.50 per share resulting in net proceeds of $3,000,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under
Section  4(2)  of  the  Securities  Act  of  1933.

ITEM  11  -  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED

COMMON  STOCK

     The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 25,741,640 shares were outstanding as of September 30, 1999. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of
Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED  STOCK

     The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of preferred stock, $0.0001 par value. As of October 18, 1999 there were no issued and outstanding shares of Preferred Stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

     The Company intends to furnish holders of its common and preferred stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

TRANSFER  AGENT

     The transfer agent for the Common Stock is Pacific Stock Transfer Company, 5844 S. Pecos Road, Suite D, Las Vegas, NV 89120.

ITEM  12  -  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     The Corporation Laws of the State of Oklahoma and the Company's Bylaws provide for indemnification of the Company's Officers and Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

     Beginning in March 1999, the Company maintains a policy of Directors and Officers Liability Insurance with an aggregate coverage limit of $8,000,000, subject to a $250,000 deductible.

ITEM  13  -  FINANCIAL  STATEMENTS  AND  SUPPLEMENTARY  DATA

     Reference is made to the Consolidated Financial Statements, together with the notes thereto and the report thereon of Grant Thornton LLP appearing on pages F-1 through F-15 of this Form 10.

ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Subsequent to the acquisition of 2TheMart-Nevada by the CD-Rom, Grant Thornton LLP, Certified Public Accountants were retained by the Company on August 10, 1999 as their principal accountant to audit the Company's financial statements. There have been no disagreements between Grant Thornton LLP and management of the type required to be reported under this Item 14 since their date of engagement.

ITEM  15  -  FINANCIAL  STATEMENTS  AND  EXHIBITS

(A)  INDEX  TO  FINANCIAL  STATEMENTS

     Audited  financial  statements  for  2TheMart.com,  Inc.
     for  the period  December  22,  1998  (inception)  to
     June  30,  1999 . . . . . . . . . . . . . . . . . . . . . .      F-1

     The Company has not included historical financial statements for CD-Rom within this Form 10 as a result of the reverse merger whereby the historical financial statements of the accounting acquirer, 2TheMart.com become the historical financial statements of the registrant. As a result of the reverse merger the capital structure of the accounting acquirer, 2TheMart.com changed as described in footnote 1 in the accompanying financial statements.

(B) INDEX TO EXHIBITS

EXHIBIT NUMBER

    2.1*    Reorganization and Stock Purchase Agreement dated
            December 22, 1998.

    3.1*    Articles of Incorporation.

    3.2* Amended Articles of Incorporation, filed with the Oklahoma Secretary of State on December 22, 1997.

    3.3*    Certificate of Merger, filed with the Oklahoma
            Secretary of State on January 8, 1999.

    3.4* Amended Articles of Incorporation, filed with the Oklahoma Secretary of State on February 16, 1999.

    3.5*    Bylaws of the Company.

    10.1* Lease by and between Cruttenden Roth Incorporated and K23 LP, assigned to 2TheMart.com, Inc. relating to property located at 18500 Von Karman Avenue, Suite 120, Irvine, CA 92715.

    10.2* Contract dated February 3, 1999 and May 28, 1999 by and between 2TheMart.com, Inc., and International Business Machines, Inc.

    10.3* Contract dated April 29, 1999 by and between 2TheMart.com, Inc., and Exodus Communications, Inc.

    10.4* Employment agreement by and between 2TheMart.com, Inc. and Steven W. Rebeil dated February 1, 1999.

    10.5* Employment agreement by and between 2TheMart.com, Inc., and Dominic J. Magliarditi dated February 1, 1999.

    10.6* Employment agreement by and between 2TheMart.com, Inc., and Robert Allende dated March 6, 1999.

    10.7* Employment agreement by and between 2TheMart.com, Inc., and Mark Rosenberg dated May 7, 1999.

    10.8* Agreement between mPRm, Inc. and 2TheMart.com, Inc., dated June 11, 1999.


    10.9*   Agreement between USWeb/CKS and 2TheMart.com, Inc. dated June
            18, 1999.

    10.10* Co-Branding and Advertising Agreement between I-Escrow, Inc. and 2TheMart.com, Inc., dated June 21, 1999.

    10.11* Agreement between Summit Group and 2TheMart.com, Inc., dated June 24, 1999.

    10.12* Agreement between Lawson Association, Inc. and 2TheMart.com, Inc., dated July 16, 1999.

    10.13* IBM Computer Hardware Agreement between IBM and 2TheMart.com, Inc., dated August 5, 1999.

    10.14   Promissory Note in the amount of $500,000 dated August 8, 1999.

    10.15 Employment letter agreement by and between 2TheMart.com, Inc. and Thomas N. Benjamin dated September 3, 1999.

    27.1*   Financial Data Schedule

__________________
*  Previously Filed


                                   SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      2THEMART.COM, INC.


Date: November 29, 1999               By: /s/ Dominic J. Magliarditi
                                      Dominic J. Magliarditi
                                      President

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board  of  Directors
2TheMart.com,  Inc.

We have audited the accompanying balance sheet of 2TheMart.com, Inc. (a development stage enterprise) as of June 30, 1999, and the related statement of operations, stockholders' equity and cash flows for the period from December 22, 1998 (inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 2TheMart.com, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period from December 22, 1998 (inception) through June 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is not yet generating revenues and, as shown in the financial statements, has incurred losses in its development stage. Also, as discussed in Note 4, the Company has incurred substantial obligations and will need to raise additional capital to complete its development activities. These factors, among others as discussed in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Grant  Thornton  LLP

August  24,  1999
Irvine,  California


                               2THEMART.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                  JUNE 30, 1999
--------------------------------------------------------------------------------



ASSETS

Cash and cash equivalents                                $ 2,110,252
                                                         ------------
  Total current assets                                     2,110,252

Property and equipment
  Computer hardware and software                             846,138
  Furniture, fixtures and other office equipment             210,320
  Tenant improvements                                         59,637
  Less:  accumulated depreciation                            (10,938)
                                                         ------------
                                                           1,105,157
                                                         ------------

Deposits                                                   2,072,026
                                                         ------------

Total Assets                                             $ 5,287,435
                                                         ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                         $   510,759

Other accrued liabilities                                     84,544
                                                         ------------
  Total current liabilities                                  595,303

Stockholders' Equity
Preferred stock, par value $0.0001; 25,000,000
  shares authorized; none issued and outstanding                   -

Common stock, par value $0.0001; 50,000,000
  shares authorized;  25,041,930 issued and outstanding        2,504

Additional paid-in capital                                 9,798,787

Deferred compensation expense                             (3,195,856)

Deficit accumulated during the development stage          (1,913,303)
                                                         ------------
                                                           4,692,132
                                                         ------------

Total Liabilities and Stockholders' Equity               $ 5,287,435
                                                         ============




  The accompanying notes are an integral part of these financial staetments


                               2THEMART.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
          FOR THE PERIOD DECEMBER 22, 1998 (INCEPTION) TO JUNE 30, 1999
--------------------------------------------------------------------------------


Interest income                                        $    86,726

General and administrative
  Employee compensation                                    448,768
  Compensatory stock and option issuances                  809,928
  Professional fees                                        232,375
  Rent                                                      87,052
  Other                                                    421,906
                                                       ------------
                                                         2,000,029
                                                       ------------

Net loss                                               $(1,913,303)
                                                       ============

Basic and diluted loss per common share                $     (0.08)
                                                       ============

Basic and diluted weighted average shares outstanding   23,665,432
                                                       ============







  The accompanying notes are an integral part of these financial staetments


                                                   2THEMART.COM, INC.
                                            (A DEVELOPMENT STAGE ENTERPRISE)
                                            STATEMENT OF STOCKHOLDERS' EQUITY
                              FOR THE PERIOD DECEMBER 22, 1998 (INCEPTION) TO JUNE 30, 1999
------------------------------------------------------------------------------------------------------------------------



                                     DEFERRED       DEFICIT
                                     COMPENSATION   ACCUMULATED
                                     ADDITIONAL     RELATED TO     DURING THE
                                     COMMON STOCK   PAID-IN        OPTION        DEVELOPMENT
                                     SHARES         AMOUNT         CAPITAL       ISSUANCES      STAGE         TOTAL
                                     -------------  -------------  ------------  -------------  ------------  ----------

Shares issued in conjunction
  with merger                          17,800,000   $      1,780   $         -                                $    1,780

Common stock before merger              2,291,850            229          (229)                                       -

Private placement offerings of
  common stock:
  Private placement issuance
    under Ruling 504                      997,500            100       979,902                                   980,002
  Private placement issuance
    under Ruling 506:
      Shares issued at $1 per share     3,420,000            342     3,312,983                                 3,313,325
      Shares issued at $5 per share       300,080             30     1,500,370                                 1,500,400

Issuances of common stock
  for consulting services                 232,500             23       264,155                                   264,178

Issuances of stock options
  for employee compensation                                          3,741,606     (3,195,856)                   545,750

Net loss                               (1,913,303)                                               (1,913,303)
                                     -------------  -------------  ------------  -------------  ------------  ----------

BALANCE, JUNE 30, 1999                 25,041,930   $      2,504   $ 9,798,787   $ (3,195,856)  $(1,913,303)  $4,692,132
                                     =============  =============  ============  =============  ============  ==========








  The accompanying notes are an integral part of these financial staetments


                               2THEMART.COM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
          FOR THE PERIOD DECEMBER 22, 1998 (INCEPTION) TO JUNE 30, 1999
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                               $(1,913,303)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation and amortization                             10,938
  Compensation expense - stock options                     545,750
  Issuances of common stock
    for services                                           264,178
  (Decrease) increase in cash attributable to changes
    in assets and liabilities:
    Deposits                                               (72,026)
    Accounts payable                                       595,303
                                                       ------------
Net cash used in operating activities                     (569,160)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                     (1,116,095)
Deposit on equipment purchases                          (2,000,000)
                                                       ------------
Net cash used in investing activities                   (3,116,095)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock                   5,795,507
                                                       ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                2,110,252
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     -
                                                       ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD               $ 2,110,252
                                                       ============


  The accompanying notes are an integral part of these financial staetments

NOTE  1  -  ORGANIZATION  AND  BASIS  OF  PRESENTATION

The  Company

 2TheMart.com, Inc., an Oklahoma corporation, ("2TheMart" or the "Company") is a development stage, internet-based electronic commerce company. The Company's year end is December 31, 1999. The Company has contracted with an unrelated party to develop and launch a business-to-consumer and consumer-to-consumer trading community on the internet. The Company plans on developing an electronic commerce site in which buyers and sellers will be brought together to buy and sell a variety of goods such as antiques, coins, collectibles, computers, memorabilia, stamps, toys and more in an auction format. Once fully functional, the 2TheMart service will enable sellers to list items for sale, buyers to bid on those items and allow 2TheMart users to browse through all items in a fully automated, topically arranged online service.

Reorganization

In December 1998, CD-Rom Yearbook Company, Inc. an Oklahoma corporation, ("CD-Rom") entered into a merger agreement to acquire all of the outstanding common stock of 2TheMart-Nevada, a Nevada corporation, in a transaction described as a reverse merger. The merger became effective on January 8, 1999. The surviving entity, CD-Rom, changed its name to 2TheMart.com, Inc. The transaction has been treated as a recapitalization of 2TheMart-Nevada.

Immediately prior to the merger, CD-Rom had 2,291,850 shares of common stock outstanding. As part of the reorganization and stock purchase agreement, CD-Rom issued an additional 17,800,000 shares to the shareholders of 2TheMart-Nevada in exchange for all of the shares of 2TheMart-Nevada. In addition, options to purchase 2.5 million shares of the Company's Common Stock at an exercise price of $3.00 were issued to the previously controlling shareholder of CD-Rom and 1.2 million of the previously issued CD-Rom shares were placed in escrow, to be distributed to the 2TheMart-Nevada shareholders upon the occurrence of either of the following events: 1) the exercise of any of the CD-Rom Options given to the previous controlling shareholder of CD-Rom; or 2) The effectiveness of any Registration Statement filed with the SEC with respect to any of the shares underlying the CD-Rom Options. In the event that neither the CD-Rom Options are exercised or the Company had fails to file and have declared effective a Registration Statement covering the shares underlying the CD-Rom options by June 22, 2000, all escrow shares would be returned to the previous controlling shareholder of CD-Rom.

Shares covered by this escrow agreement are depicted as outstanding since January 8, 1999 (the merger date) and have been included in the calculation of basic and diluted loss per share for the period December 22, 1998 to June 30, 1999.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Cash and Cash Equivalents - Cash equivalents consist of money market funds whose fair value approximates cost and are readily redeemable.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with high credit, quality financial institutions.

Property and Equipment - Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes.

Income Taxes - Deferred tax assets and liabilities are recognized for the future consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Deferred Compensation Related to Stock Option Issuances - The Company granted certain options to officers and employees at exercise prices which were less than the fair value of such shares. Amounts recorded as deferred compensation are amortized over the appropriate service period based upon the vesting schedule for such grants (generally four years).

Fair Value of Financial Instruments - The Company is required to estimate the fair value of all financial instruments included on its balance sheet at June 30, 1999. The Company considers the carrying value of such amounts in the financial statements (cash and cash equivalents) to approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization and interest rates, which approximate current market rates.

Earnings per Share - Basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of stock options and warrants, are included in the computation of diluted net loss per common share to the extent such shares are dilutive.

NOTE  3  -  DEVELOPMENT  STAGE  ENTERPRISE  AND  GOING  CONCERN

Since December 22, 1998 (inception), the Company has been in the development stage and its principal activities have consisted of raising capital and developing its internet-based electronic commerce Web site.

The accompanying financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company is not yet generating revenues from website operations and, at June 30, 1999, had accumulated a deficit from its operating activities. Continuation of the Company as a going concern is dependent upon, among other things, obtaining additional capital, meeting other obligations under various agreements and achieving satisfactory levels of profitable operations. The financial statements do not include any adjustments relating to the realization of assets and liquidation of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is currently raising additional funds through an ongoing private offering (see Note 9). Management intends to seek additional financing through future private placement offerings. Management is also seeking equipment financing or a leasing transaction to complete the acquisition of its computer hardware.

NOTE  4  -  COMMITMENTS

The Company has entered into contracts with IBM for the acquisition of computer hardware and software and its electronic commerce site. The total amount of these contracts is approximately $11.0 million, of which $2.4 million (including a deposit of $2.0 million) had been paid as of June 30, 1999. The $2.0 million initial deposit was required to paid to IBM at the time of order placement.

On April 29, 1999, the Company entered into an agreement with Exodus Communications, Inc. ("Exodus") to secure space for the housing of its main Web site server operations. Pursuant to its agreement with Exodus, the Company will be required to pay Exodus a minimum monthly fee of approximately $78,000, increasing depending on Internet bandwidth usage, once the Company has installed its computer hardware at Exodus's Sterling, Virginia data center. The Exodus agreement is cancelable by the Company during the first 30 days after the installation or is cancelable by either party after one year from the installation date upon 90 days notice by either party. As of June 30, 1999, installation had not been completed and, as such, no amounts were currently due under this agreement.

On June 24, 1999, the Company entered into an agreement with Ciber Inc., formerly known as The Summit Group, to integrate the Company's accounting and billing software with the Company's Web site. The implementation is expected to cost the Company approximately $400,000.

On July 16, 1999, the Company entered into an agreement with Lawson Associates, Inc., dba Lawson Software for the use of its accounting and billing software. Under the terms of the agreement with Lawson, the Company has made a payment to Lawson in the amount of approximately $127,000 and has the option of either paying a one time flat fee to Lawson on March 10, 2000 in the amount of $573,070 or a fee based on a percentage of the Company 's revenue. The Lawson agreement is cancelable upon 90 days written notice.

In February 1999, the Company entered into five-year guaranteed employment agreements with its president and its chief executive officer. Under the agreements, each individual is entitled to a severance payment equal to the greater of (i) the sum equivalent of the balance of salary due to be paid under the agreement or (ii) 300% of the individual's base salary. In addition, certain employees have been granted employment agreements which provide for up to six months severance pay in the event of termination without cause.

In June 1999, the Company entered into a one year agreement with USWeb/CKS to develop and implement the marketing programs and strategies of the Company's Web site. The Company is obligated to pay $86,000 per month. The agreement is cancelable upon 30 days notice.

The Company conducts a substantial portion of its operations utilizing leased office space, office equipment and communications equipment. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to the leased premises. Generally, the leases provide for renewal for various periods at stipulated rates. Future minimum payments due under operating leases are as follows:

      Six Months Ended
        December 31,
       -------------
           1999          $   241,874

         Year Ended
        December 31,
      --------------
           2000              483,748
           2001              252,369
           2002               30,609
           2003                4,632
           2004                1,544
                          ----------
                         $ 1,014,776
                          ==========

NOTE  5  -  SHAREHOLDERS'  EQUITY

Preferred  Stock

The Company's Articles of Incorporation authorize the issuance of 25,000,000 shares of preferred stock, $0.0001 par value. As of June 30, 1999, there were no issued and outstanding shares of Preferred Stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to be determine the voting rights, preferences as to dividends and liquidation, conversation, conversion rights, and other rights of such series.

Common  Stock

The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 25,041,930 shares were outstanding as of June 30, 1999. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

On January 8, 1999, the Company issued an aggregate of 917,500 shares of its Common Stock to six unrelated and unaffiliated "accredited" investors. The issuances were a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933, resulting in net proceeds to the Company in the amount of approximately $980,000.

On January 8, 1999, the Company issued an aggregate of 80,000 shares of its Common Stock to the Company's securities counsel. The issuance was a limited offering not over $1 million without general advertising and solicitation made under Rule 504 of Regulation D promulgated under the Securities Act of 1933, in exchange for legal services provided in relation to the Company's merger with 2TheMart-Nevada valued at approximately $20,000.

On January 25, 1999, the Company issued 15,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the Company's securities counsel, in consideration for legal services valued at $75,000. The shares were valued at $5.00 per share in accordance to the revised pricing of the Company's then ongoing private placement. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On January 25, 1999, the Company issued 40,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an individual, in consideration for certain consultation and software services rendered valued at $40,000. The shares were valued at $1.00 per share in accordance with an agreement negotiated in December 1999. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On January 29, 1999, the Company issued 1,000,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an unrelated "accredited" investor, resulting in net proceeds of approximately $1,000,000 to the Company. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On January 30, 1999, the Company issued 50,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an unrelated "accredited" investor in exchange for $25,000 and consultation services valued at $25,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under
Section  4(2)  of  the  Securities  Act  of  1933.

On February 2, 1999, the Company issued 100,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to Thomas Benjamin, the Company's Vice-President of Business Development as employee compensation valued at $100,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On February 2, 1999, the Company issued 7,500 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) to an unrelated individual in consideration for certain consultation services rendered valued at $7,500. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On February 2, 1999, the Company issued 5,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) to an employee of the Company as employee compensation valued at $5,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On February 4, 1999, the Company issued 1,555,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to an unrelated accredited investor, resulting in net proceeds of approximately $1,555,000 to the Company. The issuance was conducted under an exemption provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933 and Section 4(2) of the Securities Act of 1933.

On March 1, 1999, the Company issued 15,000 shares of "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) Common Stock to the Company's securities counsel, in consideration for legal services rendered valued at $15,000. The issuance was an isolated transaction not involving a public offering and consequently conducted under an exemption under Section 4(2) of the Securities Act of 1933.

On April 7, 1999, the Company issued an aggregate of 75,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock in addition to warrants to purchase 125,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock at an exercise price of $5.00 to an unrelated "accredited" individual, in exchange for certain consultation services rendered valued at $75,000. These issuances were conducted under an exemption provided by Section 4(2) of the Securities Act of 1933 as well as Rule 506 and 701 of Regulation D promulgated under the Securities Act of 1933.

In April, 1999, the Company completed a private placement offering of 1,140,000 "restricted" (as that term is defined under Rule 144 of the Securities Act of 1933) shares of the Company's Common Stock. The issuance was offered without general solicitation or advertising under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 to unrelated "accredited" investors. An aggregate of 840,000 shares were sold at a price of $1.00. After such shares were sold, the Company amended its PPM, increasing the price of the offered shares to $5.00. A total of 300,080 shares were sold at a price of $5.00. The offering resulted in aggregate net proceeds to the Company of approximately $2,340,400.

NOTE  6  -  EARNINGS  PER  SHARE

The following table sets forth the computation of basic and diluted earnings per share for the period December 22, 1998 (inception) to June 30, 1999:

Numerator:
   Numerator  for  basic  and  diluted  earnings
    per  share  -  net  loss                                   $   (1,913,303)
                                                                ==============
Denominator:
   Denominator  for  basic  and  diluted  earnings
    per  share  -  weighted  average  shares outstanding           23,665,432
                                                                ==============

Options to purchase 2,773,200 shares of common stock ranging from $3.00 - $12.25 a share were outstanding at June 30, 1999. Such options were not included in the computation of diluted earnings per common share because they were antidilutive.

NOTE  7  -  STOCK  OPTIONS  AND  WARRANTS

The Company accounts for its stock option plan in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Had compensation cost for the stock option plan been determined based on the fair value at the grant date consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and net loss per share would have been the pro forma amounts indicated below:

                                                   For  the  Period
                                                  January  8,  1999
                                                   (inception)  to
                                                    June 30, 1999
                                                 ------------------
                     Actual net loss                  $1,913,303
                     Pro forma net loss               $1,791,628

                     Actual net loss per share             $(.08)
                     Pro forma net loss per share          $(.08)

The fair value of each option grant was estimated at the grant date using the Black-Scholes option-pricing model for the period December 22, 1998 (inception) to June 30, 1999, assuming a risk-free interest rate of 6%, volatility of 61%, zero dividend yield, and an expected life of 6 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options and warrants which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options and warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the status of the company's options as of June 30, 1999 and changes during the period December 22, 1998 (inception) to June 30, 1999 is presented below.

                            Exercise Price      Weighted Average
                             per Share           Exercise Price       Shares
                            --------------      ----------------    ----------
Granted
     Above  FMV                     $3.00               $3.00       2,500,000
     Below  FMV           $5.00  -  10.00               $5.87         273,500
     At  FMV                       $12.25              $12.25             200
                                                                    ----------
Options outstanding at
 June 30, 1999                         -                $3.28       2,773,700

Options exercisable at
 June 30, 1999                      $5.00               $5.00          12,500
Weighted-average  fair
 value of options granted
 during the year                                         1.87




The  following  table  summarizes information concerning options outstanding at June 30,
1999:


                            Total Outstanding                      Exercisable
       ----------------------------------------------------      --------------
                                                                       Weighted
Range of                    Weighted        Weighted                    Average
Exercise        Number      Average         Average          Number     Exercise
Prices          of Shares   Remaining Life  Exercise Price   of Shares  Price
--------------  ----------  --------------  ---------------  ---------  ---------
  3.00 - 8.00    2,765,000            6.00         $ 3.26       12,500     $5.00
10.00 - 12.25        8,700            6.00         $10.05           -         -
                ----------                                   ---------
                 2,773,700                                      12,500
                ==========                                   =========


The Company has committed to issue a warrant for 125,000 common shares at $5 per share for services received in connection with a private placement offering.

NOTE  8  -  INCOME  TAXES

As of June 30, 1999, the Company had net deferred tax assets of approximately $765,321, which has been offset in full by a valuation allowance as the Company is still in the development stage and has not generated any revenue or income. This deferred tax asset is comprised of unused federal and state net operating losses and credits that can be used to reduce taxes through 2019 for federal and 2004 for state purposes.

NOTE  9  -  SUBSEQUENT  EVENTS

In August 1999, the Company issued 53,000 shares of "restricted" common stock to four accredited investors at a price of $10.00 per share pursuant to an ongoing private offering of the Company's Common Stock, resulting in net proceeds of approximately $530,000 to the Company.

In August 1999, the Company received a short-term loan from a shareholder in the amount of $500,000. The loan bears interest at 12% per annum and is due and payable on or before October 18, 1999. The loan is collateralized by an agreement to issue 100,000 shares of restricted common stock of the Company (see
Note  10).

NOTE  10  -  EVENTS  (UNAUDITED)  SUBSEQUENT  TO  DATE  OF  AUDITOR'S  REPORT

On September 24, 1999, the Company's Vice President of Marketing and Sales resigned from the Company. who had 112,500 unvested compensatory stock options These compensatory stock options resulted in $153,799 of compensatory stock expense and approximately $2,209,000 of deferred compensation, which are reflected in the accompanying financial statements. Due to the voluntary termination of this former officer the stock options were cancelled and the Company plans to reverse the aforementioned charges and deferred compensation in the quarter ended September 30, 1999.

On September 13, 1999 and October 11, 1999, the Company was served with class action lawsuits which allege that the Company and certain of its officers engaged in a plan to defraud the market and purchasers of the Company's Common Stock by failing to disclose material facts or making material misstatements of fact regarding the status of the Company's Web site. Additionally, the Company has been informed and believes there may be additional purported class action lawsuits filed against the Company based upon similar alleged facts and claims. The Company believes that such lawsuits or claims are without merit and they have meritorious defenses to the actions. The Company also believes that they have adequate insurance to meet any potential losses from these claims. However, failure to successfully defend these actions which results in an award greater than the Company's insurance coverage, could have a material adverse effect on the Company's results of operations, liquidity and financial condition.

On October 18, 1999, the $500,000 short term note entered into with an unaffiliated accredited shareholder was converted into 100,000 shares of the restricted Common Stock of the Company.

On September 10, 1999, the Company entered into a short-term note in the amount of $2,000,000 with the Chief Executive Officer of the Company. Under the terms of the note, the Company is obligated to pay interest in the amount of 12% per annum. Interest and principal is due on or before October 31, 1999 (the "Note"). The Note is secured by 2,000,000 shares of the Common Stock of the Company. On October 8, 1999, the Chief Executive Officer agreed to forgive and cancel the Note without receiving any consideration or shares of the Company's Common Stock. The forgiveness of the Note will be accounted for as a capital contribution to the Company.

On September 10, 1999, the Company entered into a short-term note in the amount of $250,000 with an officer of the Company. Under the terms of the note, the Company is obligated to pay interest in the amount of 12% per annum. Interest and principal is due on or before October 10, 1999. The note is secured by 250,000 shares of Common Stock of the Company. On October 8, 1999, the officer agreed to extend the due date of the note to November 19, 1999, at which time, the note was paid from proceeds from the November 18, 1999 sale of "restricted" Common Stock as described below.

On October 8, 1999, the Company sold an additional 300,000 shares of the "restricted" Common Stock of the Company to an unaffliated accredited shareholder of the Company at a price of $3.33 per share resulting in net proceeds to the Company of approximately $999,000.

On October 25, 1999, the Company sold an additional 1,000,000 shares of the "restricted" Common Stock of the Company to an unaffiliated accredited shareholder of the Company at a price of $1.00 per share resulting in proceeds to the Company of approximately $1,000,000.

On November 18, 1999, the Company sold 2,000,000 shares of the "restricted" Common Stock of the Company to an accredited shareholder of the Company at a price of $1.50 per share resulting in proceeds to the Company of approximately $3,000,000. This shareholder is now considered an "affiliate" of the Company.

On November 18, 1999, Mr. Magliarditi agreed to contribute 2.9 million shares of Common Stock back to the Company.

On November 18, 1999, the Company entered into a payment agreement for the satisfaction of the remaining amounts owed for the Company's Web site as well as additional services being provided by IBM relating to the Web site whereby the Company will pay to IBM $1,775,000 plus interest at a rate of 13.5% per annum compounded monthly beginning November 1, 1999, to be paid in twelve equal monthly payments of principal and interest totaling $162,552, with the first payment due on January 31, 2000.